Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger is made effective as of September 30, 2013 by and between CenterState Banks, Inc. (“CenterState”) and Gulfstream Bancshares, Inc. (“Gulfstream”).

BACKGROUND

WHEREAS, the parties entered into an Agreement and Plan of Merger as of July 29, 2013 (the “Agreement”), and desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for the good and valuable consideration, CenterState and Gulfstream, intending to be legally bound, agree as follows:

1. Defined Terms. All terms used in this Amendment which are defined in the Agreement shall have the meanings specified in the Agreement.

2. Amendment of Section 1.5. Section 1.5 of the Agreement is amended by deleting such section in its entirety and inserting the following in lieu thereof:

1.5 Stock Options. Each valid option to purchase shares of Gulfstream Common Stock (each, a “Gulfstream Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into (a) an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 4.0 (the “Option Exchange Ratio”) by that number of shares of Gulfstream Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and (b) the right to receive on the exercise of such option a cash payment of $1.4325 for each share of CenterState Common Stock issued upon the exercise of such option. The exercise price of each Gulfstream Stock Option shall be equal to the quotient obtained by dividing the exercise price per share of the Gulfstream Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f) or Section 8.1(a)(viii), then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

3. Effect of Amendment. Except as expressly modified by this Amendment, the terms, covenants and conditions of the Agreement shall remain in full force and effect.

The undersigned have signed this Amendment effective as of the date set forth above.

CENTERSTATE BANKS, INC.		GULFSTREAM BANCSHARES, INC.

By:	/s/ Ernest S. Pinner	By:	/s/ John E. Tranter
	Ernest S. Pinner		John E. Tranter
	Chairman, President and Chief Executive Officer		Vice Chairman and Chief Executive Officer